Exhibit 99.1
Contacts:
Christopher Martin, Investor Relations
703.460.6609
Christopher.Martin@webMethods.com
John Conley, Public Relations
703.460.5996
John.Conley@webMethods.com
WEBMETHODS REPORTS FISCAL THIRD QUARTER FINANCIAL RESULTS
FAIRFAX, Va. — February 1, 2007 — webMethods, Inc. (Nasdaq: WEBM), a leading provider of business integration and optimization software, today announced financial results for its fiscal third quarter ended December 31, 2006.
Total revenue for the third quarter was $53.1 million, compared to $52.5 million in the prior year period. License revenue for the third quarter was $19.7 million, compared to $22.0 million in the prior year period. Maintenance revenue for the third quarter was $20.6 million, compared to $18.9 million in the prior year period. Professional Services revenue for the third quarter was $12.8 million, compared to $11.6 million in the prior year period. Under U.S. generally accepted accounting principles (GAAP), the company’s net loss for the third quarter was $5.7 million, or a loss of $0.10 per share, compared to net income of $5.5 million, or earnings of $0.10 per share, in the prior year period.
GAAP results for the third quarter reflect $3.1 million of stock-based compensation expense as a result of the company’s adoption of Financial Accounting Standard No. 123R. Financial results for fiscal year 2006 do not include these expenses. Third quarter GAAP results also include expenses of approximately $1.4 million for amortization of acquired intangibles, $1.3 million for restructuring costs related to the closing of an excess facility, and $1.0 million for severance and benefits costs related to the company’s previously announced cost savings initiative. This compares to expenses of $661,000 for amortization of deferred warrant charge and $599,000 for amortization of acquired intangibles included in last year’s third quarter GAAP results.
For the nine months ended December 31, 2006, total revenue was $149.9 million, compared to $149.4 million in the prior year period. License revenue for the nine months ended December 31, 2006 was $48.8 million, compared to $59.8 million in the prior year period. GAAP net loss for the nine months ended December 31, 2006 was $15.5 million, or a loss of $0.28 per share, compared to net income of $7.6 million, or earnings of $0.14 per share, in the prior year period. GAAP results for the nine months ended December 31, 2006 include $8.7 million of stock-based compensation expense. The year-to-date GAAP results also include expenses of approximately $2.7 million for amortization of acquired intangibles, $1.3 million for restructuring costs related to the closing of an excess facility, $1.2 million for the write-off of in-process research and development costs, $1.0 million for severance and benefits costs related to the company’s previously announced cost savings initiative, and $430,000 for transaction fees and other related acquisition costs. This compares to expenses of $2.0 million for amortization of deferred warrant charge and $1.8 million for amortization of acquired intangibles included in last year’s GAAP results.

“We’re encouraged by our recent performance and the sequential improvement in our execution,” said David Mitchell, president and CEO, webMethods, Inc. “With the release of the latest version of our flagship product suite, webMethods Fabric 7.0, and our acquisition of Infravio, we now have the strongest and most competitive product portfolio in our history. We will continue to aggressively pursue steps for converting this best-in-class position into improved operating performance and greater value for our stockholders.”
Financial Outlook: Based on currently available information, webMethods anticipates total revenue in the fiscal fourth quarter ending March 31, 2007 will be in the range of $49.0 million to $52.0 million, which includes license revenue in the range of $15.0 million to $18.0 million. GAAP net loss per share for the fourth quarter is anticipated to be in the range of $0.09 to $0.14. GAAP net loss for the fourth quarter is expected to include expenses of approximately $3.2 million related to stock-based compensation, $1.4 million for amortization of acquired intangibles and assumes income tax expenses of $400,000.
Quarterly Business Highlights: During the third quarter, webMethods introduced the latest version of its multiple award-winning product suite. webMethods Fabric v.7.0 is distinguished by its inclusion of a full-feature business process management suite (BPMS), richer process monitoring and real-time business analytics, and expanded governance for service-oriented architecture (SOA). According to Nucleus Research, “By adding new governance, metadata, BPM and BAM functionality to Fabric, webMethods is enabling its customers to increase the breadth and level of benefits from their SOA while also controlling it.”
webMethods was named a Leader within the Integration-Centric BPM Suite (IC-BPMS) market by Forrester Research during the third quarter. Within the research firm’s formal evaluation, The Forrester Wave™: Integration-Centric Business Process Management Suites, Q4 2006 (December 20, 2006), webMethods was also recognized with the top overall score for Current Offering among the thirteen evaluated vendors and tied with one other vendor for the highest score for Corporate Strategy.
The company’s fifth annual global customer conference, Integration World 2006, was held during the quarter in Washington, DC. At the event, webMethods unveiled its latest product release for customers, partners, media and analysts from around the world. The company also announced that it was honoring Ahold, Genentech and Johnson & Johnson Health Care Systems Inc. as 2006 recipients of the webMethods Customer Innovation Awards.
webMethods announced during the third quarter that KeyBank of the United States and Australia’s Woolworths Limited had independently selected the company as their “IT Vendor of the Year” and “IT Supplier of the Year” respectively.
In support of its recent Infravio acquisition, webMethods introduced its SOA Governance Ready partner program during the third quarter. Launch partners for the program included BearingPoint, LiquidHub, Perficient, and Tata Consultancy Services (TCS). webMethods also announced an expanded relationship with Wipro Technologies, targeting the energy and utilities sector, during the third quarter.
Ken Sexton was appointed to the position of Executive Vice President, Chief Financial Officer and Treasurer of webMethods. He assumed these responsibilities on January 2, 2007.
In November 2006, webMethods was awarded a new patent encompassing a scalable means for implementing a brokered messaging bus facilitating secure and assured event-based communications between distributed computer systems. Earlier in the fiscal year, webMethods received patents relating to its business activity monitoring (BAM) technology as well as for the company’s support for Web Services.
Global Customer Wins: webMethods won new and additional business during the third quarter with strategic customers worldwide. The following companies represent important new and follow-on business that closed during the quarter: Active Health Management, Inc., Alinta Limited, AZERTIA, Cable & Wireless, Charles Stuart University, CJ Home Shopping, InPhonic, National Bank of Canada, Standard & Poor’s, Tele2 France S.A, and TESSCO Technologies Incorporated, among others.

Conference Call Information: webMethods will host a conference call at 5:00 p.m. Eastern Time today to discuss the company’s fiscal third quarter financial results and its future guidance. The conference call will be available via telephone by dialing 1 (877) 468-1591 in North America or 1 (706) 679-0585 outside North America, or via webcast at www.webmethods.com/investors. A replay of this call will be available through February 9, 2007. Please dial 1-(800) 642-1687 in North America and 1-(706) 645-9291 outside North America, confirmation number 5547559.
About webMethods, Inc.
webMethods (NASDAQ: WEBM) provides business integration software to integrate, assemble and optimize available IT assets to drive business process productivity. webMethods delivers an innovative, enterprise-class business integration platform that incorporates proven integration technology with next generation capabilities into one interoperable set of tools that delivers a unique combination of efficiency, agility and control. webMethods combines industry leadership with a zealous commitment to customers to deliver tangible business value to more than 1,500 global customers. webMethods is headquartered in Fairfax, Va., with offices throughout the U.S., Europe, Asia Pacific and Japan. More information about the company can be found at www.webMethods.com.
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The webMethods name and logo are registered trademarks of, and webMethods Fabric is a trademark of, webMethods, Inc. in the United States and certain other countries. All other marks mentioned are trademarks or service marks of their respective companies.
This press release and the conference call announced in it may contain various remarks about the future expectations, plans and prospects of webMethods that constitute forward-looking statements for purposes of the safe harbor provisions of U.S. securities laws. Specific forward-looking statements relate to future market opportunities for webMethods’ solutions, webMethods’ products and services and their performance, the size and strength of its markets, the size and quality of its pipeline, expected future financial performance (including total revenue, license revenue, level of cash and marketable securities, non-cash or non-recurring charges, expenses, net earnings or loss, earnings or loss per share), expected financial metrics, webMethods’ future cost savings and expense levels, the anticipated result of marketing and selling models and approaches, the anticipated contributions to webMethods’ future financial performance of certain products or geographic regions of its business, demand for some or all of its products and the contribution to webMethods’ revenue of business partners or webMethods’ products or services. Actual results of webMethods may differ materially from those indicated by these forward-looking statements as a result of various risks and uncertainties, including the risk that management of webMethods has not completed its review of the results presented in this press release and, accordingly, the results may be adjusted, the impact of economic conditions, geopolitical factors, seasonal factors, competitive and pricing pressures, terrorism and related uncertainties in the U.S. and abroad on the company’s customers and prospects and their IT spending budgets and priorities; impact upon operations of legal compliance matters or internal controls review, improvement and remediation; difficulties in achieving or maintaining anticipated expense levels and controlling major expenses; variations in the size and timing of customer orders and demand for software offered by webMethods; impact of compliance programs and claims for alleged violations of requirements and duties; impact of changes in management or staff levels; variations in revenue influenced by software vendor or systems integrator partners; impact of rapid technological change; and these and other risks and uncertainties discussed more fully in webMethods’ SEC filings, including those discussed in the “Risk Factors” section of webMethods’ Form 10-K for the year ended March 31, 2006, which is on file with the U.S. Securities and Exchange Commission and may be accessed at www.sec.gov or webMethods’ investor relations web page at www.webMethods.com/investors. webMethods disclaims any obligation to update or correct any forward-looking statements made herein due to the occurrence of events after the issuance of this press release.

webMethods, Inc. Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2006	2005	2006	2005

Revenue
License	$19,662	$21,964	$48,840	$59,821
Maintenance	20,637	18,908	61,817	54,945
Professional services	12,784	11,627	39,222	34,636

Total revenue	53,083	52,499	149,879	149,402

Cost of revenue
Amortization of intangibles	1,384	599	2,719	1,797
License	340	218	1,123	703
Maintenance	3,306	2,864	9,742	9,592
Professional services	11,753	10,368	36,585	30,675

Total cost of revenue	16,783	14,049	50,169	42,767

Gross profit	36,300	38,450	99,710	106,635

Operating expenses
Sales and marketing	22,658	19,549	61,173	53,875
Research and development	11,944	8,980	34,443	30,224
General and administrative	7,984	5,927	22,522	17,542
In-process research and development	—	—	1,170	—
Restructuring costs	1,284	(117)	1,284	602

Total operating expenses	43,870	34,339	120,592	102,243

Operating (loss) income	(7,570)	4,111	(20,882)	4,392

Interest income and other, net	2,100	1,469	5,980	3,617

(Loss) income before taxes	$(5,470)	$5,580	$(14,902)	$8,009

Provision for income taxes	218	70	642	455

Net (loss) income	$(5,688)	$5,510	$(15,544)	$7,554

Basic and diluted net (loss) income per share	$(0.10)	$0.10	$(0.28)	$0.14
Shares used in computing per share amounts:
Basic	55,926	53,773	55,506	53,587
Diluted	55,926	55,778	55,506	54,592

webMethods, Inc. Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	March 31,
	2006	2006

	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$81,050	$82,371
Marketable securities available for sale	47,157	79,943
Accounts receivable, net	48,850	64,298
Deferred income tax assets, net	93	138
Prepaid expenses and other current assets	5,745	6,830

Total current assets	182,895	233,580

Marketable securities available for sale	1,993	—
Property and equipment, net	11,172	10,274
Goodwill	76,293	46,704
Intangibles assets, net	17,249	5,993
Long-term deferred income tax assets, net	2,169	1,961
Other assets	3,520	4,299

Total assets	$295,291	$302,811

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,923	$7,323
Accrued expenses	14,962	10,866
Accrued salaries and commissions	10,935	12,694
Deferred revenue	42,956	59,168
Current portion of capital lease	51	259

Total current liabilities	77,827	90,310

Capital lease obligations, net of current portion	—	10
Other long-term liabilities	3,620	3,941
Long-term deferred revenue	1,740	1,772

Total liabilities	83,187	96,033

Total stockholders’ equity	212,104	206,778

Total liabilities and stockholders’ equity	$295,291	$302,811